Exhibit 3(i).1

TELECOMMUNICATION SYSTEMS, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

          TeleCommunication Systems, Inc., a Maryland corporation, having its principal office in Anne Arundel County, Maryland (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

          FIRST: The name of the Corporation is “TeleCommunication Systems, Inc.” The Corporation desires to amend and restate its Charter as currently in effect and as hereinafter amended. The Articles of Incorporation of the Corporation were originally filed with the SDAT on July 30, 1987 and were last amended by Articles of Amendment and Restatement filed with the SDAT on August 7, 2000.

          SECOND: Pursuant to Section 2-609 of the Maryland General Corporation Law (the “MGCL”), these Articles of Amendment and Restatement (these “Articles”) restate and further amend the provisions of the Articles of Incorporation of the Corporation.

          THIRD: The text of the Articles of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

          “FIRST: The name of the corporation (which is hereinafter called the “Corporation”) is:

TeleCommunication Systems, Inc.

          SECOND: (a) The purposes for which and any of which the Corporation is formed and the business and objects to be carried on and promoted by it are to engage in any one or more businesses or transactions, or to acquire all or any portion of any entity engaged in any one or more businesses or transactions which the Board of Directors may from time to time authorize or approve, whether or not related to the business described elsewhere in this Article or to any other business at the time or theretofore engaged in by the Corporation.

          (b) The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the Charter of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.

          THIRD: The present address of the principal office of the Corporation in this State is 275 West Street, Annapolis, MD 21401-1740.

          FOURTH: The name and address of the resident agent of the Corporation in this State is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.

          FIFTH: (a) The total number of shares of stock which the Corporation has authority to issue is Three Hundred Million (300,000,000) shares, consisting of Two Hundred Twenty-Five Million (225,000,000) shares of Class A common stock, $0.01 par value per share (“Class A Common Stock”), and Seventy-Five Million (75,000,000) shares of Class B common stock, $0.01 par value per share (“Class B Common Stock” and, together with the Class A Common Stock, “Common Stock”). The aggregate par value of all shares of all classes of stock having a par value is $3,000,000.

          (b) General. The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Corporation:

          (1) The exclusive voting power for all purposes shall be vested in the holders of the Common Stock. The holders of all classes of Common Stock shall vote as a single class on all matters submitted to a vote of the stockholders to which the holders of Common Stock are entitled to vote except as otherwise required by law. Shares of Common Stock of any class shall not have cumulative voting rights. All shares of Class A Common Stock and Class B Common Stock will entitle the holders thereof to the same rights and privileges and shall rank equally, share ratably, and be identical in all respects, as to all matters, except as (i) otherwise set forth in Article FIFTH, subsection (c), and (ii) the holders of Class B Common Stock shall be entitled to three (3) votes per share and the holders of Class A Common Stock shall be entitled to one (1) vote per share.

          (2) Subject to the provisions of law and any preferences of any class of stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class of the Corporation’s stock, may be paid ratably on the Common Stock at such time and in such amounts as the Board of Directors may deem advisable.

          (3) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the net assets of the Corporation remaining, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled.

         (c) Conversion.

          (1) Optional Conversion. Each share of Class B Common Stock shall be convertible at any time, at the option of the holder, into one share of Class A Common Stock. Such right shall be exercised by the surrender of the certificate or certificates, representing the share or shares of Class B Common Stock to be converted, at the offices of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written notice from the holder of such shares stating that such holder desires to convert such shares, or a stated number of shares, represented by such certificate or certificates, into an equal number of shares of Class A Common Stock, and, if so required by the Transfer Agent, by instruments of transfer in form satisfactory to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney. Shares of Class A Common Stock shall not, in any case, be convertible into shares of Class B Common Stock.

          (2) Mandatory Conversion. In addition to and notwithstanding subsection (c)(l) above, immediately preceding any Transfer (as such term is defined herein below) of shares of Class B Common Stock, and without any action on the part of any stockholder, such shares of Class B Common Stock shall be deemed automatically converted into an equal number of shares of Class A Common Stock. From and after the time of such Transfer, the relevant Transferred shares of Class B Common Stock will be canceled, not reissued and any certificates representing such shares of Class B Common Stock shall no longer represent shares of Class B Common Stock but instead shall represent the same number of shares of Class A Common Stock. The transferee shall have the right to have registered in the name of such transferee the shares of Class A Common Stock issuable to such transferee as a result of such conversion and Transfer. The shares of Class A Common Stock issuable upon any such conversion shall be so registered in the records of the Corporation and the certificates with respect to such stock shall be issued by the Corporation upon the surrender of the certificates that represent the shares of Class B Common Stock immediately prior to the Transfer, duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to the Corporation). “Transfer” shall mean the sale, assignment, transfer, gift, pledge or hypothecation or other disposition, whether voluntary or involuntary, of Class B Common Stock to any person. Notwithstanding the foregoing, the following shall not constitute a “Transfer”: (i) the sale, transfer, pledge or hypothecation or other disposition in a bona fide financing transaction of any derivative instrument that derives its value from underlying shares of Class B Common Stock; (ii) any transfer of shares of

Class B Common Stock to the transferring stockholder’s spouse, children, stepchildren, father, mother, brother, sister, any lineal descendants of any one or more of the foregoing, any estates of any one or more of the foregoing, any trusts now or hereafter established for the benefit of any one or more of the foregoing, any other entity now or hereafter controlled by any of the foregoing; and (iii) any pledge of shares of Class B Common Stock pursuant to the grant of a bona fide pledge of or security interest in such shares as collateral security for indebtedness due to the pledgee, provided that such pledge expressly provides that the pledged shares remain subject to the provisions of this subsection (c)(2) and further provided that the subsequent foreclosure by the pledgee on such shares or similar action taken by the pledgee with respect to the pledged shares shall be a “Transfer” and such pledged shares of Class B Common Stock shall thereupon be converted automatically into shares of Class A Common Stock as provided in this subsection (c)(2), except that, if within five business days after such foreclosure or similar event such converted shares are returned to the pledger, such shares shall be converted automatically back into shares of Class B Common Stock.

         (d) Subject to the foregoing, the power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of the Charter, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing, or altering one or more of the following:

          (1) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this sub-paragraph.

          (2) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

          (3) Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

          (4) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

          (5) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

          (6) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

          (7) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this sub-paragraph, and, if so, the terms and conditions thereof.

          (8) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Charter of the Corporation.

         (e) For the purposes hereof and of any articles supplementary to the Charter providing for the classification or reclassification of any shares of capital stock or of any other Charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of stock of the Corporation shall be deemed to rank:

          (1) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

          (2) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

          (3) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

         SIXTH: The number of directors of the Corporation shall be eight (8), which number may be increased or decreased pursuant to the By-Laws of the Corporation, but shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter in force. The directors shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which that director was elected; provided, however, that the directors first designated as Class I directors shall serve for a term expiring at the annual meeting of stockholders next following the date of their designation as Class I directors, the directors first designated as Class II directors shall serve for a term expiring at the second annual meeting of stockholders next following the date of their designation as Class II directors, and the directors first designated as Class III directors shall serve for a term expiring at the third annual meeting of stockholders next following the date of their designation as Class III directors. For purposes hereof, the initial Class I, Class II and Class III directors shall be those directors elected at the 2004 Annual Meeting of Stockholders of the Corporation and designated as members of such class. Each director shall hold office until the annual meeting of stockholders at which his term expires and, the foregoing notwithstanding, shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.

          At each annual election after the 2004 Annual Meeting of Stockholders, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall have designated one or more directorships whose term then expires as directorships of another class in order to more nearly achieve equality of number of directors among the classes.

          In the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. The Board of Directors shall specify the class to which a newly created directorship shall be allocated.

          Election of directors need not be by written ballot. Any director may be removed at any time with cause, and the vacancy resulting from such removal shall be filled, by vote of a majority of the stockholders of the Company at a meeting called for that purpose or, if not filled by the stockholders, by a vote of a majority of the remaining Board of Directors (or the sole remaining director) then in office.

          SEVENTH: (a) The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and the stockholders:

          (1) The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.

          (2) No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

          (3) The Board of Directors of the Corporation shall, consistent with applicable law, have power in its sole discretion to determine from time to time in accordance with sound accounting practice or other reasonable valuation methods what constitutes annual or other net profits, earnings, surplus or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to redeem or purchase its stock or to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; to determine the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); to determine the fair value and any matters relating to the acquisition, holding and disposition of any assets by the Corporation; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute, the rules of any stock exchange or market system on which securities of the Corporation are listed or by the By-Laws, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized so to do by resolution of the Board of Directors.

          (4) Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in the Charter.

          (5) The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

          (6) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

          (7) The Corporation reserves the right from time to time to make any amendments of the Charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in the Charter, of any of its outstanding stock by classification, reclassification or otherwise. The Charter may be amended by the stockholders of the Corporation by the affirmative vote of a majority of the total number of votes entitled to vote generally in the election of directors; provided, however, the affirmative vote of holders of at least 80% of the total number of votes entitled to vote generally in the election of directors is required to amend, modify or repeal the provisions of the Charter relating to (1) the limitation of liability of officers and directors; (2) the indemnification of officers and directors; (3) Article EIGHTH; and (4) this subsection (a)(7) of Article SEVENTH.

         (b) The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.

          EIGHTH: (a) The provisions of Sections 3-601 to 3-604 of the MGCL shall not apply to any “business combination” with the Corporation and Maurice B. Tosé, or any entity controlling, controlled by or under common control with Maurice B. Tosé, his spouse, children, stepchildren, father, mother, brother, sister, any lineal descendants of any one or more of the foregoing, any estates of any one or more of the foregoing, any trusts now or hereafter established for the benefit of any one or more of the foregoing, or any other entity now or hereafter controlled by any of the foregoing. Such persons are exempted from such Sections of the MGCL to the fullest extent permitted by Maryland law.

          (b) The provisions of Sections 3-701 to 3-709 of the MGCL shall not apply to any share of the capital stock of the Corporation now or hereafter beneficially held (during the period of such beneficial ownership) by Maurice B. Tosé, or any entity controlling, controlled by or under common control with Maurice B. Tosé, or by his spouse, children, stepchildren, father, mother, brother, sister, any lineal descendants of any of the foregoing, any estates of any of the foregoing, any trusts now or hereafter established for the benefit of any of the foregoing, any other entity now or hereafter controlled by any of the foregoing. Such shares of capital stock are exempted from such Sections of the MGCL to the fullest extent permitted by Maryland law.

          NINTH: Any action required to be taken or which may be taken by the holders of the Common Stock may not be taken without a duly called annual or special meeting of such holders in the absence of unanimous written consent on lieu of a meeting.

          TENTH: Notwithstanding anything else contained in this Amended and Restated Certificate of Incorporation or the Bylaws to the contrary, the affirmative vote of the holders of record of at least 66 2/3% of the combined voting power or all of the outstanding stock of the Corporation entitled to vote in respect thereof, voting together as a single class, shall be required to alter, amend, rescind or repeal Article Sixth, Article Ninth or this Article Tenth of this Amended and Restated Certificate of Incorporation or to adopt any provision inconsistent therewith.

          ELEVENTH: The duration of the Corporation shall be perpetual.”

          FOURTH: At a meeting of the Board, each member of the Board approved these Articles pursuant to Section 2-408 of the MGCL, by which these Articles were set forth, declared to be advisable and directed to be submitted to the stockholders of the Corporation for consideration and approval.

          FIFTH: The holders of the Class A Common Stock and Series A Preferred Stock of the Corporation, the only classes of capital stock issued, outstanding and entitled to vote thereon,

adopted and approved these Articles at the annual meeting of the stockholders held on July 15, 2004.

          SIXTH: Prior to the filing of these Articles, the total number of shares of stock of all classes which the Corporation has authority to issue is Three Hundred Million (300,000,000) shares of capital stock, of which Two Hundred Million (200,000,000) shares shall be designated Class A common stock, $0.01 par value per share, and One Hundred Million (100,000,000) shares shall be designated Class B common stock, $0.01 par value per share. In addition, upon the filing of these Articles, the aggregate par value of all shares of all classes of stock having a par value will be $3,000,000.

          SEVENTH: Upon the filing of these Articles, the total number of shares of stock of all classes which the Corporation has authority to issue is Three Hundred Million (300,000,000) shares of capital stock, of which Two Hundred Million (200,000,000) shares shall be designated Class A common stock, $0.01 par value per share, and One Hundred Million (100,000,000) shares shall be designated Class B common stock, $0.01 par value per share. In addition, upon the filing of these Articles, the aggregate par value of all shares of all classes of stock having a par value will be $3,000,000.

          EIGHTH: None of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption of any class of the Corporation’s capital stock was changed by these Articles.

          NINTH: In addition to the above, these Articles include provisions that exempt Maurice B. Tosé from the Business Combinations Statute (MCGL §§ 3-601 et seq.), and the Control Share Statute (MCGL §§3-701 to 3-709).

          TENTH: The number of directors of the Corporation is five (5) and the names of those currently in office are:

Maurice B. Tosé
Clyde A. Heintzelman
Richard A. Kozak
Weldon H. Latham, and
Byron F. Marchant

          ELEVENTH: The provisions set forth in the foregoing amendment and restatement of the Charter are all of the provisions of the Charter currently in effect.

          IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its President and CEO and witnessed by its Secretary on July 18th, 2004.

WITNESS:	TELECOMMUNICATION SYSTEMS, INC.,
A Maryland Corporation

/s/ Bruce A. White	By:	/s/ Maurice Tosé	(SEAL)
Bruce A. White,	Name:	Maurice Tosé
Secretary	Title:	President and CEO

CERTIFICATE

          The undersigned, who executed on behalf of TELECOMMUNICATION SYSTEMS, INC., a Maryland corporation (the “Corporation”), the foregoing Articles of Amendment and Restatement of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles of Amendment and Restatement to be the corporate act of the Corporation and hereby certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.

/s/ Maurice Tosé
Name:	Maurice Tosé
President and CEO

               CT CORPORATION SYSTEM

300 East Lombard Street
Baltimore, MD 21202
Tel. 410 539 2837
Fax 410 332 1178

I hereby consent to act as resident agent in Maryland for the entity named in the attached instrument.

/s/ Billie J. Swoboda
Billie J. Swoboda, V.P.
The Corporation Trust Incorporated

A CCH LEGAL INFORMATION SERVICES COMPANY